SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2005

Alloy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-26023	04-3310676
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 West 26th Street, 11th Floor, New York, New York	10001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 244-4307

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     On May 31, 2005, Alloy, Inc. (Nasdaq: ALOY) entered into an Asset Purchase Agreement (the “Agreement”) pursuant to which Dan’s Competition, LLC (“Dan’s”), an indirect wholly-owned subsidiary of Alloy, agreed to sell substantially all of its assets and liabilities to XP Innovation LLC (“XP”), a limited liability company formed and owned by Steven Kalsch, William Cartwright and Dustin Wilson, the existing management of Dan’s, none of whom is an executive officer or director of Alloy, in consideration of a cash payment of $13 million at closing, subject to adjustments for changes in working capital. The total anticipated loss on the disposition of the related net assets, which has been accounted for in our first fiscal quarter of 2005, is approximately $11.5 million. Contemporaneously with the signing of the Agreement, XP paid a deposit of $250,000. The transaction closed on June 1, 2005.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS and

ITEM 8.01 OTHER EVENTS.

     On May 26, 2005, Alloy, Inc.’s Board of Directors approved a plan to pursue a spin-off to its shareholders of its Alloy Merchandising Group division (“AMG”). In the spin-off, Alloy shareholders will receive 100 percent of the common shares of a to-be-formed corporation to which Alloy will transfer its retail and direct marketing merchandising assets and associated liabilities (“MerchCo”). The transaction is intended to be tax free to shareholders and is expected to be completed by the fourth quarter of 2005, subject to certain conditions such as final clearance of the registration statement from the Securities and Exchange Commission and receipt of customary solvency and tax opinions. Upon completion of the spin transaction, MerchCo will proceed with the previously announced offering of rights to Alloy shareholders, as of a to-be-determined record date, to purchase up to $20 million newly issued shares of MerchCo.

     The spin-off transaction is expected to result in approximately $2.5 million to $3.5 million of spin related expenses primarily to be incurred during the second and third fiscal quarters of 2005. For further details concerning the spin-off transaction, please see Alloy’s press release attached hereto as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

99.1	Press Release dated May 31, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLOY, INC.

Date: June 2, 2005	/s/ Matthew C. Diamond
Matthew C. Diamond
Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated May 31, 2005.